Exhibit 11


                       AMERICAN WOODMARK CORPORATION

                     Computation of Earnings Per Share
                  (in thousands, except per share amounts)





                                         Fiscal Year Ended April 30
                                      ------------------------------
                               	  		    1997       1996       1995
                                      --------   --------   --------

Net income 				                       	$10,548	    $3,846	    $5,356
Divided by weighted average
    common shares outstanding		          7,673	     7,595	     7,544
                                      --------   --------   --------
Earnings per share		                  	  $1.37	     $0.51 	    $0.71
                                      ========   ========   ========

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